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                                                                      EXHIBIT 11

                       FEDERATED DEPARTMENT STORES, INC.

            EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                       (THOUSANDS, EXCEPT PER SHARE DATA)
================================================================================

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
                                               52 WEEKS ENDED                  53 WEEKS ENDED
                                              FEBRUARY 1, 1997                FEBRUARY 3, 1996
                                        ----------------------------    ----------------------------
                                        SHARES               INCOME     SHARES               INCOME
                                        -------             --------    -------             --------
Net income and average number of
  shares outstanding..................  207,537             $265,864    191,503             $ 74,553
Earnings per share....................             $1.28                           $0.39
PRIMARY COMPUTATION:
  Average number of common share
     equivalents:
     Shares to be issued to the U.S.
       Treasury.......................       40                              81
     Deferred compensation plan.......      234                             164
     Warrants.........................    1,706                             383
     Stock options....................    1,547                             926
                                        -------             --------    -------
       Adjusted number of common and
          common equivalent shares
          outstanding and adjusted net
          income......................  211,064             $265,864    193,057             $ 74,553
       Primary earnings per share.....             $1.26                           $0.39
FULLY DILUTED COMPUTATION:
  Additional adjustments to a fully
     diluted basis:
     Convertible notes................   10,239               10,637         --
     Warrants.........................       57                             166
     Stock options....................       48                             113
                                        -------             --------    -------
       Adjusted number of shares
          outstanding and net income
          on a fully diluted basis....  221,408             $276,501    193,336             $ 74,553
                                        =======             ========    =======
       Fully diluted earnings per
          share.......................             $1.25                           $0.39
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